FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports Second Quarter Fiscal 2012 Results

NASHUA, NH, September 14, 2011 - SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its second fiscal quarter of fiscal 2012.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).  Certain information furnished in this press release and the accompanying financial information, is presented for the Predecessor and Successor periods.

Certain information furnished in this press release and the accompanying financial information is presented for the Predecessor and Successor periods on a combined basis.

The financial information presented for the three and six month periods ended July 31, 2010 includes the results of the Predecessor’s operations for the periods from May 1 to May 25, 2010 and from February 1 to May 25, 2010, respectively.  Although the presentation of these fiscal periods on an arithmetically combined-basis does not comply with generally accepted accounting principles in the United States (referred to hereafter as “non-GAAP”), the Company’s management believes it provides a meaningful method of comparing the current period to the prior period results.  A non-GAAP presentation of the results for the combined three months and combined six months ended July 31, 2010 is provided in the accompanying financial information and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be made available on the Company’s website at www.skillsoft.com.

The Company's management has also furnished in this press release and the accompanying financial information non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue, which are financial measurements that do not comply with generally accepted accounting principles (GAAP) in the United States.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense).  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, among other things, merger and integration related expenses, stock-based compensation, amortization and business realignment strategy charges.  DSOs related to non-GAAP revenue exclude fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition.

These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.  The Company’s management believes that DSOs are useful as a comparison of the current period DSOs to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2012 Second Quarter Results

The Company reported total revenue of $80.2 million for its second quarter ended July 31, 2011 of its fiscal year ending January 31, 2012 (fiscal 2012), which represented a $25.5 million increase from the $54.7 million reported in its combined second quarter of the fiscal year ended January 31, 2011 (fiscal 2011).  As a result of the Acquisition, revenues for both periods include fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, which is recorded as a reduction of revenue.  The fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition reduced revenue by $2.2 million for the second quarter of fiscal 2012 and by $23.0 million for the combined second quarter of fiscal 2011.  Approximately $20.8 million of the increase in revenues is related to the aforementioned reduction in fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, and approximately $4.7 million of this increase is related to additional revenues generated from increased current and prior period bookings, as compared to revenues generated from bookings in the combined fiscal 2011 second quarter.  The Company’s deferred revenue at July 31, 2011 was approximately $159.5 million, which includes a $2.4 million reduction from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition, as compared to approximately $97.2 million at July 31, 2010, which includes a $55.1 million reduction from the unamortized fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition.  The $62.3 million increase in deferred revenue is primarily related to the $52.7 million of fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition and $9.6 million of the increase in deferred revenue is due to additional current and prior period bookings.

The Company’s net loss was $21.0 million for the second quarter of fiscal 2012 as compared to $74.2 million for the combined second quarter of fiscal 2011.  The significant components of the Acquisition and Acquisition related activities include the following (amounts in millions):

	Second Quarter Fiscal 2012	Combined Second Quarter Fiscal 2011
Fair value adjustments to deferred revenue in purchase accounting	$2.2	$23.0
Amortization of intangible assets related to content and technology	16.0	11.7
Fair value adjustments to prepaid commissions in purchase accounting	-	(2.9)
Accelerated vesting and settlement of stock-based compensation	-	23.4
Acquisition related expenses	0.5	30.3
Amortization of intangible assets	15.7	7.8
Interest expense from new borrowings	15.0	18.6
	$49.4	$111.9

Gross margin was 71% for the Company’s fiscal 2012 second quarter as compared to 65% for the combined fiscal 2011 second quarter.  The increase in gross margin for the fiscal 2012 second quarter is primarily due to a decrease in the impact on current period revenues of fair value adjustments to acquired deferred revenues in purchase accounting related to the Acquisition of $20.8 million, which was offset by an increase in the amortization of intangible assets related to content and technology from purchase accounting of $4.3 million.

Research and development expenses decreased to $13.1 million in the fiscal 2012 second quarter from $14.8 million in the combined fiscal 2011 second quarter.  This decrease was primarily due to a reduction in share-based compensation resulting from the acceleration of vesting and settlement of stock options related to the Predecessor prior to the Acquisition of approximately $4.7 million.  This was partially offset by incremental software and content development expenses of approximately $2.6 million and an increase in compensation and benefits of approximately $0.3 million.  Research and development expenses were 16% of revenue for the fiscal 2012 second quarter as compared to 27% for the combined fiscal 2011 second quarter, primarily due to the aforementioned non-recurring stock-based compensation expenses as well as a decrease in the impact to revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $20.8 million related to the Acquisition.

Sales and marketing expenses decreased to $29.4 million in the fiscal 2012 second quarter from $30.1 million in the combined fiscal 2011 second quarter. This decrease was primarily due to a reduction in share-based compensation resulting from the acceleration of vesting and settlement of stock options related to the Predecessor prior to the Acquisition of approximately $7.7 million.  This was partially offset by an increase in commissions expense of $2.9 million driven primarily by the write-off of prepaid commissions in purchase accounting related to the Acquisition, a $1.4 million increase in compensation and benefits, a $1.0 million increase related to consulting expenses, a $0.7 million increase in commission expense from additional revenues and bookings and a $0.6 million increase in marketing programs.  Sales and marketing expenses were 37% of revenue for the fiscal 2012 second quarter as compared to 55% for the combined fiscal 2011 second quarter primarily due to the aforementioned changes as well as a decrease in the impact to revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $20.8 million related to the Acquisition.

General and administrative expenses decreased to $7.7 million in the fiscal 2012 second quarter from $19.0 million in the combined fiscal 2011 second quarter.  These expenses decreased approximately $11.1 million due to a reduction in share-based compensation resulting from the acceleration of vesting and settlement of stock options related to the Predecessor prior to the Acquisition.  General and administrative expenses were 10% of revenue for the fiscal 2012 second quarter as compared to 35% for the combined fiscal 2011 second quarter, primarily due to the aforementioned changes as well as a decrease in the impact to revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $20.8 million related to the Acquisition.

Interest expense decreased to $15.0 million for the fiscal 2012 second quarter from $19.9 million in the combined fiscal 2011 second quarter.  Approximately $7.6 million of this decrease is related to non-recurring bridge loan financing costs incurred in connection with the Acquisition and an additional $1.4 million of the decrease in interest expense is related to the payoff of the debt of the Predecessor.  These amounts were partially offset by additional interest expense of $4.1 million attributed to a full quarterly term of interest expensed in the fiscal 2012 second quarter under the senior credit facilities and senior notes incurred in connection with the Acquisition.

Acquisition related expenses for the fiscal 2012 second quarter decreased to $0.5 million from $30.3 million in the combined fiscal 2011 second quarter. The combined fiscal 2011 second quarter expenses related primarily to the professional fees incurred in connection with the Acquisition reported by the Predecessor.

For the six months ended July 31, 2011, the Company’s tax benefit was $8.9 million and consisted of a cash tax provision of $2.0 million and a non-cash tax benefit of $10.9 million.  This compares to a $7.3 million tax benefit reported in the combined six months ended July 31, 2010 which consisted of cash tax provision of approximately $0.9 million and a non-cash tax benefit of approximately $8.2 million.  The Company recorded a tax benefit in both the fiscal 2012 second quarter and the combined fiscal 2011 second quarter due to the Company’s loss from operations.

Non-GAAP adjusted EBITDA for the fiscal 2012 second quarter was $27.2 million as compared to $29.4 million for the combined fiscal 2011 second quarter.  The components of Non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Second Quarter Fiscal 2012	Combined Second Quarter Fiscal 2011
Net loss, as reported	$(21.0)	$(74.2)
Interest expense, net	15.0	19.9
Depreciation and amortization	1.1	1.1
Amortization of intangible assets	31.7	19.8
Benefit for income taxes	(4.1)	(13.2)
EBITDA	22.7	(46.6)

Stock-based compensation expense (and related payroll taxes)	-	24.5
Other expense	0.3	0.8
Sponsor fees	0.4	0.3
Consulting and advisory fees	1.1	-
Acquisition related expenses	0.5	30.3
Fair value adjustments to prepaid commissions in purchase accounting	-	(2.9)
Fair value adjustments to deferred revenue in purchase accounting	2.2	23.0
Non-GAAP adjusted EBITDA	$27.2	$29.4

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of borrowing availability under the revolving credit facility only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions. The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of July 31, 2011, the Company is in compliance with this financial covenant and all nonfinancial covenants.

The Company had approximately $66.0 million in cash, cash equivalents and restricted cash as of July 31, 2011 as compared to $35.3 million as of January 31, 2011.  This increase is primarily due to cash provided by operations of $40.1 million.  The increase was partially offset by principal payments on the Company’s senior credit facilities of $4.6 million, the asset acquisition of 50 Lessons Limited, net of cash received of $3.8 million and purchases of property and equipment of $2.3 million.

In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period.  Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2012 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded; DSOs from non-GAAP revenues were 4 days in the fiscal 2012 second quarter as compared to 3 days in year ago period and 6 days in the first quarter of fiscal 2012.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues remained at 69 days in the fiscal 2012 second quarter, the same number of days as in the combined second quarter of fiscal 2011, and was 80 days in the first quarter of fiscal 2012.

Supplemental financial information will be available on the Company’s web site, www.skillsoft.com, at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Wednesday, September 14, 2011 at 8:30 a.m. EDT to discuss the Company’s fiscal 2012 second quarter financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial 800-322-9079 or 973-582-2717 for international callers and use the following passcode: 98108456.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 a.m. EDT on September 15, 2011 until 11:59 p.m. EDT on September 22, 2011. The replay number is 855-859-2056 or 404-537-3406 for international callers, passcode: 98108456. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SSI Investments II Limited is an indirect parent of SkillSoft Limited, a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.  SkillSoft is on the web at http://www.skillsoft.com.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 29,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search & Learn(R), SkillSoft(R) Dialogue(TM) virtual classroom, and inGenius(R).

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue and inGenius are trademarks or registered trademarks of SkillSoft Ireland Limited in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; the effect of past and future acquisitions on our operations; volatility in the global market and economic conditions; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; our ability to introduce new products; that our business is subject to currency fluctuations that could adversely affect our operating results; that we may be unable to protect our proprietary rights and other factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2011, as filed with the SEC on April 14, 2011.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  The forward-looking statements contained in this press release reflect our expectations as of the date hereof and, except as required by applicable securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor		Predecessor	Successor		Predecessor
	Three Months Ended	May 26, to July 31,	May 1, to May 25,	Six Months Ended	May 26, to July 31,	February 1, to May 25,
	July 31, 2011	2010	2010	July 31, 2011	2010	2010

Revenues	$80,241	$34,056	$20,620	$156,636	$34,056	$97,538
Cost of revenues (1)	7,551	5,211	2,143	14,836	5,211	9,226
Cost of revenues - amortization of intangible assets	15,986	11,706	8	31,972	11,706	40

Gross profit	56,704	17,139	18,469	109,828	17,139	88,272

Operating expenses:
Research and development (1)	13,114	7,378	7,462	26,068	7,378	17,131
Selling and marketing (1)	29,428	14,521	15,574	56,560	14,521	40,378
General and administrative (1)	7,708	5,675	13,335	15,776	5,675	21,828
Amortization of intangible assets	15,717	7,789	241	31,386	7,789	1,137
Acquisition related expenses	551	20,598	9,741	859	20,598	15,063

Total operating expenses	66,518	55,961	46,353	130,649	55,961	95,537

Other (expense) income, net	(319)	(1,035)	274	(1,654)	(1,035)	385
Interest income	41	16	13	71	16	95
Interest expense	(15,022)	(18,580)	(1,353)	(29,936)	(18,580)	(3,723)

Loss before provision for income taxes	(25,114)	(58,421)	(28,950)	(52,340)	(58,421)	(10,508)

Provision (benefit) for income taxes - cash	608	(51)	(798)	2,000	(51)	906
(Benefit) provision for income taxes - non-cash	(4,696)	(5,400)	(6,935)	(10,883)	(5,400)	(2,800)

Net loss income	$(21,026)	$(52,970)	$(21,217)	$(43,457)	$(52,970)	$(8,614)

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$-	$188	$-	$-	$201
Research and development	-	-	4,660	-	-	4,861
Selling and marketing	-	-	7,737	-	-	8,260
General and administrative	-	-	11,132	-	-	11,837
	$-	$-	$23,717	$-	$-	$25,159

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)

	July 31, 2011	January 31, 2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$65,891	$35,199
Short term investment	9	-
Restricted cash	128	59
Accounts receivable, net	66,381	144,665
Deferred tax assets	1,997	1,644
Prepaid expenses and other current assets	26,066	25,717

Total current assets	160,472	207,284

Property and equipment, net	5,320	4,977
Goodwill	570,951	564,516
Intangible assets, net	531,417	590,162
Deferred tax assets	3,824	2,291
Other assets	21,621	23,757

Total assets	$1,293,605	$1,392,987

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$8,217	$8,487
Accounts payable	4,679	5,189
Accrued expenses	34,204	48,475
Deferred tax liabilities	7,071	4,615
Deferred revenue	159,469	196,803

Total current liabilities	213,640	263,569

Long term debt	618,727	622,973
Deferred tax liabilities	64,980	75,178
Other long term liabilities	4,078	3,444
Total long-term liabilities	687,785	701,595

Total stockholders' equity	392,180	427,823

Total liabilities and stockholders' equity	$1,293,605	$1,392,987

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor		Predecessor
	Six Months Ended July 31,	May 26, to July 31,	February 1, to May 25,
	2011	2010	2010

Cash flows from operating activities:

Net loss	$(43,457)	$(52,970)	$(8,614)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	-	-	25,159
Depreciation and amortization	2,069	833	1,374
Amortization of intangible assets	63,358	19,495	1,177
(Recovery of) provision for bad debts	(137)	268	(52)
Benefit for income taxes - non-cash	(10,883)	(5,400)	(2,800)
Non-cash interest expense	2,210	792	3,219
Tax effect related to exercise of non-qualified stock options	-	-	282
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	81,133	(7,800)	86,230
Prepaid expenses and other current assets	82	(2,411)	(2,218)
Accounts payable	(666)	1,078	(1,559)
Accrued expenses, including long-term	(12,999)	(8,733)	(6,296)
Deferred revenue	(40,610)	17,229	(41,817)

Net cash provided by (used in) operating activities	40,100	(37,619)	54,085

Cash flows from investing activities:

Purchases of property and equipment	(2,315)	(370)	(438)
Purchases of investments	(9)	-	(2,562)
Maturity of investments	-	-	6,122
Acquisition of SkillSoft, net of cash received	-	(1,074,181)	-
Acquisition of 50 Lessons, net of cash received	(3,820)	-	-
(Increase) decrease in restricted cash, net	(69)	1,802	27

Net cash (used in) provided by investing activities	(6,213)	(1,072,749)	3,149

Cash flows from financing activities:

Exercise of stock options	-	-	3,065
Proceeds from capital contribution	325	-	-
Proceeds from employee stock purchase plan	-	-	1,666
Proceeds from issuance of ordinary shares	-	534,513	-
Proceeds from issuance of Senior Credit Facilities, net of fees	-	306,398	-
Proceeds from issuance of Senior Notes, net of fees	-	296,448	-
Principal payments on Senior Credit Facilities	(4,605)	-	(84,365)
Tax effect related to exercise of non-qualified stock options	-	-	(282)

Net cash (used in) provided by financing activities	(4,280)	1,137,359	(79,916)

Effect of exchange rate changes on cash and cash equivalents	1,085	1,421	(1,315)

Net increase (decrease) in cash and cash equivalents	30,692	28,412	(23,997)
Cash and cash equivalents, beginning of period	35,199	-	76,682

Cash and cash equivalents, end of period	$65,891	$28,412	$52,685